Filed pursuant to Rule 424(b)(3)

Registration No. 333-235335

Prospectus

PAVMED INC.

9,295,510 SHARES OF COMMON STOCK

This prospectus covers up to 9,295,510 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 16 of this prospectus, including their pledgees, assignees or successors-in-interest.

In a private placement completed in November 2019, or the “Private Placement,” we issued Series A senior secured convertible notes, or “Series A Notes,” and Series B senior secured convertible notes, or “Series B Notes,” to certain accredited investors. In this prospectus, we refer to the Series A Notes and the Series B Notes, collectively, as the “2019 Convertible Notes.” The shares offered for resale hereby consist of the shares underlying the Series A Notes.

We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.

Our common stock is listed for trading on the Capital Market of The Nasdaq Stock Market, or “Nasdaq,” under the symbol “PAVM.” On April 24, 2020, the last reported sale price of our common stock was $2.47.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, or the “Registration Statement,” that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 20 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

We have proprietary rights to trademarks used in this prospectus, including PAVmedTM, Lucid DiagnosticsTM, PortIOTM, CaldusTM, CarpXTM, EsoCheckTM, EsoGuardTM, EsoCheck Cell Collection Device™, EsoCure Esophageal Ablation Device™, NextCathTM, DisappEARTM, NextFloTM and “Innovating at the Speed of LifeTM.” Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “PAVmed,” the “Company” and “we,” “us” and “our” are to PAVmed Inc., a Delaware corporation, and its subsidiaries, including Lucid Diagnostics, Inc., or “Lucid,” and Solys Diagnostics, Inc., or “Solys.”

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PROSPECTUS SUMMARY

This summary contains basic information about us but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference.

Our Company

We are a highly differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies from concept to commercialization, employing a business model focused on capital efficiency and speed to market. Since our inception on June 26, 2014, our activities have focused on advancing our lead products towards regulatory approval and commercialization, protecting our intellectual property, and building our corporate infrastructure and management team. We operate in one segment as a medical device company with four operating divisions which include GI Health, Minimally Invasive Interventions, Infusion Therapy, and Emerging Innovations. As resources permit, we will continue to explore internal and external innovations that fulfill our project selection criteria without limiting ourselves to any target specialty or condition. In addition to PAVmed, the parent company, we have substantive daily operations conducted in two majority owned subsidiaries: Lucid, incorporated in May 2018, and Solys, incorporated in October 2019.

Our multiple products are in various phases of development and regulatory clearances or approvals. EsoCheck has received 510K clearance from the Food and Drug Administration, or “FDA,” as a generic esophageal cell collection device. EsoGuard has been established as a Laboratory Developed Test, or “LDT,” and was launched commercially in December 2019 after completing Clinical Laboratory Improvement Amendments, or “CLIA,” certification and College of American Pathologists, or “CAP,” certification at Lucid’s commercial diagnostic laboratory partner ResearchDx Inc., headquartered in Irvine, California. In April 2020, our CarpX minimally invasive carpal tunnel surgery device received FDA 510K clearance. Our other products in development have not yet received clearance or approval to be marketed or sold in the U.S. or elsewhere. We have been granted patents by the U.S. Patent and Trademark Office, or “USPTO,” for CarpX, PortIO and Caldus and have acquired licenses to certain patents and intellectual property for DisappEAR from Tufts University and a group of academic centers, for EsoGuard and EsoCheck from Case Western Reserve University (“CWRU”) and more recently for patents covering infrared technology to non-invasively detect glucose in tissue within the in-patient field of use from Liquid Sensing, Inc.

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A brief description of our key divisions and products is as follows:

GI Health

This division includes our EsoGuard, EsoCheck, and EsoCure products. EsoCheck and EsoGuard, based on a patented platform technology licensed from CWRU to Lucid, are being developed by Lucid to provide an accurate, non-invasive, patient-friendly screening test for the early detection of adenocarcinoma of the esophagus, or “EAC,” and of Barrett’s Esophagus, or “BE,” including dysplasia, pre-cursors to EAC in patients with chronic heart burn or acid reflux. EsoCure is a technology developed by PAVmed to treat BE. EsoGuard is a molecular diagnostic esophageal DNA test shown in a published human study to be highly accurate at detecting BE, as well as EAC. EsoCheck is a non-invasive cell collection device designed to sample cells from a targeted region of the esophagus in a five-minute office-based procedure, without the need for endoscopy. Both EsoGuard and EsoCheck are commercially available, as separately marketed products, for physicians to prescribe for U.S. patients. EsoCure is in development to provide an Esophageal Ablation Device using Caldus Technology to allow a clinician to treat dysplastic BE before it can progress to EAC, a highly lethal esophageal cancer, and to do so without the need for complex and expensive capital equipment.

Our longer-term strategy is to secure a specific indication, based on published guidelines, for BE screening in certain at-risk populations using EsoGuard on samples collected with EsoCheck. This requires having the EsoGuard system cleared or approved by the FDA as an IVD device. In connection with this, in September 2019, we entered into an agreement with a clinical research organization, or “CRO,” in connection with EsoGuard clinical trials. The CRO will assist us with conducting two concurrent clinical trials, an EsoGuard screening study and an EsoGuard case control study. In February 2020, EsoGuard received Breakthrough Device designation from the FDA for its EsoGuard Esophageal DNA Test on esophageal samples collected using its EsoCheck Cell Collection Device in a prevalent well-defined group of patients at elevated risk for esophageal dysplasia due to chronic gastroesophageal reflux disease.

Minimally Invasive Interventions

This division includes our CarpX product. CarpX is a patented, single-use disposable, minimally invasive device designed to treat carpal tunnel syndrome while reducing recovery times. CarpX is a medical precision cutting device allowing a physician to relieve the compression on the median nerve without an open incision or the need for endoscopic or other imaging equipment. In April 2020, CarpX received clearance from the FDA pursuant to a 510(k) premarket notification after successfully completing a human clinical safety study.

Infusion Therapy

This division includes our PortIO and NextFlo products.

PortIO is a novel, patented, implantable, intraosseous vascular medical device which does not require accessing the central venous system and does not have an indwelling intravascular component. It is designed to be highly resistant to occlusion and may not require regular flushing. It features simplified, near-percutaneous insertion and removal, without the need for surgical dissection or radiographic confirmation. It provides a near limitless number of potential access sites and can be used in patients with chronic total occlusion of their central veins. The absence of an intravascular component will likely result in a very low infection rate.

NextFlo is a patented, disposable, IV infusion set designed to eliminate the need for complex and expensive electronic infusion pumps for most of the estimated one million infusions of fluids, medications and other substances delivered each day in hospitals and outpatient settings in the United States. NextFlo is designed to deliver highly accurate gravity-driven infusions independent of the height of the IV bag. It maintains constant flow by incorporating a proprietary, passive, pressure-dependent variable flow-resistor consisting entirely of inexpensive, easy-to-manufacture disposable mechanical parts. NextFlo testing has demonstrated constant flow rates across a wide range of IV bag heights, with accuracy rates comparable to electronic infusion pumps.

Emerging Innovations

Emerging Innovations refers to a diversified and expanding portfolio of innovative products designed to address unmet clinical needs across a broad range of clinical conditions. We are evaluating a number of these product opportunities and intellectual property covering a spectrum of clinical conditions, which have either been developed internally or have been presented to us by clinician innovators and academic medical centers, for consideration of a partnership to develop and commercialize these products. This collection of products includes, without limitation, initiatives in noninvasive laser-based glucose monitoring, mechanical circulatory support, self-anchoring catheters, and pediatric ear tubes. Furthermore, we are exploring other opportunities to grow our business and enhance shareholder value through the acquisition of pre-commercial or commercial stage products and/or companies with potential strategic corporate and commercial synergies.

Corporate History

We were incorporated on June 26, 2014 in the State of Delaware under the name PAXmed Inc. In April 2015, we changed our name to PAVmed Inc.

Our business address is One Grand Central Place, 60 East 42nd Street, Suite 4600, New York, New York 10165, and our telephone number is (212) 949-4319. Our corporate website is www.PAVmed.com. The information contained on, or that can be assessed through, our corporate website is not incorporated by reference into this prospectus supplement and you should not consider information on our corporate website to be part of this prospectus supplement or in deciding whether to purchase our securities.

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Background of the Offering

On November 3, 2019, we entered into a securities purchase agreement, or the “SPA,” with two institutional investors and, pursuant to the SPA, on November 4, 2019, we consummated the sale to such institutional investors of the 2019 Convertible Notes in the Private Placement. Each investor received one Series A Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors) and one Series B Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors). Maxim Group LLC, or “Maxim Group,” acted as financial advisor to the transaction.

Each 2019 Convertible Note was sold with an original issue discount of $350,000. Each investor paid for its Series A Note by delivering $3,150,000 in cash (an aggregate of $6,300,000 in cash from the investors) and paid for its Series B Note by delivering a secured promissory note, or “Investor Note,” with an initial principal amount of $3,150,000 (an aggregate of $6,300,000 of initial principal of Investor Notes from the investors). On March 30, 2020, the investors delivered an additional $6,300,000 in cash in full satisfaction of the Investor Notes. As a result of such payment, the terms of the Series B Notes are identical to those of the Series A Notes.

Maxim Group received an advisory fee of $819,000 in connection with the Private Placement, representing 6.5% of the gross cash proceeds. After deducting the advisory fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds from the Private Placement were approximately $11,781,000.

In connection with the Private Placement, we entered into a registration rights agreement, or “RRA,” with the investors, among other agreements. In accordance with the terms of the RRA, we are registering the shares underlying the Series A Notes for resale pursuant to this prospectus. The Private Placement, the SPA, the RRA and the related agreements are more fully described in “Private Placement of the 2019 Convertible Notes” below.

One of the investors in the Private Placement previously purchased from us a separate senior secured convertible note, or the “2018 Convertible Note,” pursuant to a securities purchase agreement dated as of December 27, 2018. The 2018 Convertible Note has an issue date of December 27, 2018, a contractual maturity date of December 31, 2020, a face value of $7.75 million, a stated interest rate of 7.875% per annum, and otherwise has terms similar (but not identical) to the 2019 Convertible Notes. Through April 24, 2020, the holder of the 2018 Convertible Note had converted $7,700,000 of face value principal plus interest thereon into 9,816,011 shares of our common stock. We expect that the remaining face value principal of the 2018 Convertible Note plus interest thereon will be converted into approximately 32,070 shares of our common stock on April 30, 2020.

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THE OFFERING

Common stock to be offered by the selling stockholders	9,295,510 shares(1)

Common stock outstanding prior to offering	44,600,411 shares(2)(3)

Common stock outstanding after the offering	53,895,921 shares(3)(4)

Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders. See “Use of Proceeds” beginning on page 15 of this prospectus.

Nasdaq Capital Market symbol	PAVM

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

(1)

This amount is an estimate of the maximum number of shares of our common stock underlying the Series A Notes, with such amount equal to 200% of the number of shares issuable upon conversion of the Series A Notes, assuming for purposes hereof that (x) the Series A Notes are convertible at $1.60 per share, the initial conversion price, and (y) interest on the Series A Notes accrues through September 30, 2021, without taking into account the limitations on the conversion of the Series A Notes as described elsewhere in this prospectus. The actual number of shares issued upon conversion of the Series A Notes may be more or less than this amount. See “Risk Factors” and “Private Placement of the 2019 Convertible Notes” below.

(2)	Based on the outstanding shares of our common stock as of April 24, 2020.

(3)	This amount does not include:

●	32,070 shares of our common stock issuable upon conversion of the 2018 Convertible Note, the estimated number of shares issuable pursuant to a conversion notice delivered on April 16, 2020;

●

4,638,868 shares of our common stock issuable upon conversion of the Series B Notes, assuming for purposes hereof that (x) the Series B Notes are convertible at $1.60 per share, the initial conversion price, and (y) interest on the Series B Notes accrues through September 30, 2021, without taking into account the limitations on the conversion of the Series B Notes as described elsewhere in this prospectus;

●

1,156,391 shares of our common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock, or “Series B Preferred Stock,” assuming for purposes hereof that dividends on the Series B Convertible Preferred Stock are not paid in kind;

●	381,818 shares of our common stock issuable upon exercise of our outstanding warrants issued in our initial public offering and in private placements prior to our initial public offering, which we refer to collectively as the “Series W Warrants”;

●	16,815,039 shares of our common stock issuable upon exercise of our outstanding Series Z Warrants;

●	53,000 shares of our common stock and 53,000 Series Z Warrants issuable upon exercise of the unit purchase option, or “UPOs,” granted to the selling agents of our initial public offering, and 53,000 shares of our common stock underlying such Series Z Warrants;

●	5,328,529 shares of our common stock issuable upon exercise of outstanding stock options granted under our equity incentive plan, with a weighted average exercise price of $2.70 per share;

●	2,423,406 shares of our common stock reserved for issuance and not subject to outstanding awards under our equity incentive plan; and

●	512,962 shares of our common stock reserved for issuance under our employee stock purchase plan.

(4)	This amount includes the estimated maximum of 9,295,510 shares of our common stock underlying the Series A Notes.

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RISK FACTORS

Any investment in our shares involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters ending after the end of the fiscal year covered by such annual report. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Offering

A limited market may exist for our common stock which could lead to price volatility.

Our common stock trades on the Nasdaq Capital Market. There can be no assurance, however, that the trading market for our common stock will be robust. A limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock.

There can be no assurance that our common stock will continue to trade on the Nasdaq Capital Market or another national securities exchange.

There can be no assurance that we will be able to maintain compliance with the Nasdaq Capital Market listing standards. If we fail to maintain compliance with all of the Nasdaq listing standards, our common stock, Series W Warrants and Series Z Warrants may no longer be listed on the Nasdaq Capital Market or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

A substantial number of shares of our common stock may be issued pursuant to the terms of the Series A Notes, which could cause the price of our common stock to decline.

The Series A Notes are immediately convertible into shares of our common stock at an initial conversion price of $1.60 per share, for an aggregate of 4,375,000 shares, or approximately 9.0% of our outstanding common stock, as of April 24, 2020 (based on $7,000,000 in aggregate principal amount outstanding as of such date, without taking into account the limitations on the conversion of the Series A Notes as described elsewhere in this prospectus).

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Furthermore, the number of shares of common stock to be issued may be substantially greater, if the interest on the Series A Notes is paid in shares of our common stock or the Series A Notes are converted into shares of common stock in accordance with the installment conversion process, each as described elsewhere in this prospectus. In such cases the number of shares issued will be determined based on the then current market price (but not more than the fixed conversion price or less than the Floor Price, as described in “Private Placement of the 2019 Convertible Notes” below). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Series A Notes. The number of shares of common stock to be issued also may be substantially greater if we voluntarily reduce the conversion price of the Series A Notes as permitted under Section 7(d) of the Series A Notes. For the purposes of this prospectus, we have estimated the maximum number of shares of common stock that may ultimately be issued under the Series A Notes to be 9,295,510 shares, although the actual amount may be greater or less than this amount.

The Series A Notes likely will be converted only at times when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions only at a price per share that is at a discount to the then current market price. The issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The requirement that we repay the 2019 Convertible Notes and interest thereon in cash under certain circumstances, and the restrictive covenants contained in the 2019 Convertible Notes, could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay the 2019 Convertible Notes and interest thereon in cash, if we do not meet certain customary equity conditions (including minimum price and volume thresholds) or in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the 2019 Convertible Notes). In addition, the 2019 Convertible Notes contain restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the 2019 Convertible Notes;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the 2019 Convertible Notes;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

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The debt service requirements of our other outstanding indebtedness and preferred stock (included the Series B Preferred Stock), as well as any other indebtedness or preferred stock we incur or issue in the future, and the restrictive covenants contained in the governing documents for such indebtedness or preferred stock, could intensify these risks.

In the event we are required to repay the 2019 Convertible Notes in cash, we may seek to refinance the remaining balance, by either refinancing with the holders of the 2019 Convertible Notes, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the 2019 Convertible Notes, or in refinancing our obligations on favorable terms, or at all. Should we determine to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments, there could be a default under the 2019 Convertible Notes. In such event, or if a default otherwise occurs under the 2019 Convertible Notes, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of the 2019 Convertible Notes could require us to immediately repay 132.5% of the outstanding principal and interest on the 2019 Convertible Notes in cash. Furthermore, the holders of the 2019 Convertible Notes could foreclose on their security interests in our assets, including our intellectual property.

In addition to the conversion of the Series A Notes, the exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants and conversion of the Series B Preferred Stock and Series B Notes described in this prospectus will dilute our equity, and there may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

The exercise prices of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants are $5.50 per unit, $0.01 per share, $5.00 per share and $1.60 per share, respectively. In addition, our Series B Preferred Stock may be converted into shares of our common stock at a conversion price of $3.00 per share.

Like the Series A Notes, the Series B Notes are immediately convertible into shares of our common stock at an initial conversion price of $1.60 per share, for an aggregate of 4,375,000 shares as of April 24, 2020 (based on $7,000,000 in aggregate principal amount outstanding as of such date, without taking into account the limitations on the conversion of the Series B Notes as described elsewhere in this prospectus). Furthermore, also like the Series A Notes, the number of shares of common stock to be issued under the Series B Notes may be substantially greater, if the interest on the Series B Notes is paid in shares of our common stock or the Series B Notes are converted into shares of common stock in accordance with the installment conversion process prescribed thereunder. In such cases the number of shares issued will be determined based on the then current market price (but not more than the fixed conversion price or less than the Floor Price, as described in “Private Placement of the 2019 Convertible Notes” below). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Series B Notes. The number of shares of common stock to be issued under the Series B Notes also may be substantially greater if we voluntarily reduce the conversion price of the Series B Notes as permitted under Section 7(d) of the Series B Notes.

Such options and warrants likely will be exercised, and the Series B Preferred Stock and the Series B Notes likely will be converted, only at a time when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions under the Series B Notes only at a price per share that is at a discount to the then current market price. The exercise of these options and warrants and the issuance of shares under the Series B Preferred Stock and the Series B Notes will dilute our other equity holders, which could cause the price of our common stock to decline.

Furthermore, we expect that the remaining face value principal of the 2018 Convertible Note plus interest thereon will be converted into approximately 32,070 shares of our common stock on April 30, 2020. In addition, we may issue additional shares of common stock and/or other securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. The market price of our shares could decline as a result of sales of our common stock or such other securities, or the perception that such sales could occur.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as:

●	our expectations regarding our existing capital resources will be sufficient to enable us to successfully meet the capital requirements for all of our current and future products;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our limited operating history;

●	our ability to generate revenue;

●	the ability of our products to achieve regulatory approval and market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property rights;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	cybersecurity risks;

●	risks related to the COVID-19 pandemic;

●	the liquidity and trading of our securities; and

●	regulatory or operational risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PRIVATE PLACEMENT OF THE 2019 CONVERTIBLE NOTES

Summary

On November 3, 2019, we entered into the SPA with two institutional investors and, pursuant to the SPA, on November 4, 2019, we consummated the sale to such institutional investors of the 2019 Convertible Notes in the Private Placement. Each investor received one Series A Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors) and one Series B Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors). Maxim Group acted as financial advisor to the transaction.

Each 2019 Convertible Note was sold with an original issue discount of $350,000. Each investor paid for its Series A Note by delivering $3,150,000 in cash (an aggregate of $6,300,000 in cash from the investors) and paid for its Series B Note by delivering an Investor Note with an initial principal amount of $3,150,000 (an aggregate of $6,300,000 of initial principal of Investor Notes from the investors). On March 30, 2020, the investors delivered an additional $6,300,000 in cash in full satisfaction of the Investor Notes. As a result of such payment, the terms of the Series B Notes are identical to those of the Series A Notes.

Maxim Group received an advisory fee of $819,000 in connection with the Private Placement, representing 6.5% of the gross cash proceeds. After deducting the advisory fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds from the Private Placement were approximately $11,781,000.

One of the investors in the Private Placement previously purchased from us the 2018 Convertible Note pursuant to a securities purchase agreement dated as of December 27, 2018. The 2018 Convertible Note has an issue date of December 27, 2018, a contractual maturity date of December 31, 2020, a face value of $7.75 million, a stated interest rate of 7.875% per annum, and otherwise has terms similar (but not identical) to the 2019 Convertible Notes. Through April 24, 2020, the holder of the 2018 Convertible Note had converted $7,700,000 of face value principal plus interest thereon into 9,816,011 shares of our common stock. We expect that the remaining face value principal of the 2018 Convertible Note plus interest thereon will be converted into approximately 32,070 shares of our common stock on April 30, 2020.

SPA

The SPA contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the SPA, we also agreed to the following additional covenants:

●	So long as any of the 2019 Convertible Notes remain outstanding, we will not effect or enter an agreement to effect any variable rate transaction.

●	We will hold a stockholder meeting, by no later than June 30, 2020, to approve resolutions, or the “Stockholder Resolutions,” authorizing (i) an increase in the authorized shares of our common stock from 100 million to 150 million shares, and (ii) the issuance of shares of our common stock under the 2019 Convertible Notes for the purposes of compliance with the stockholder approval rules of Nasdaq. We will be obligated to continue to seek stockholder approval quarterly until such approval is obtained.

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In addition, we granted the investors participation rights in future equity and equity-linked offerings of securities during the three years after the closing in an amount of up to 50% of the securities being sold in such offerings.

Convertible Note

General

The 2019 Convertible Notes require us to make an amortization payment on March 30, 2020, on the 15th day of the month and the last trading day of the month for each month thereafter, and on the maturity date, each of which dates we refer to as an “Installment Date.” On each Installment Date, we are required to amortize an amount, which we refer to as an “Installment Amount,” equal to $94,595 of each 2019 Convertible Note, together with interest and late charges, if any, thereon. The Installment Amount may be satisfied in shares of our common stock, subject to customary equity conditions (including minimum price and volume thresholds), at 100% of the Installment Amount, which we refer to as an “Installment Conversion,” or otherwise (or at our option, in whole or in part) in cash at 115% of the Installment Amount, which we refer to as an “Installment Redemption.”

If we satisfy the equity conditions (or a noteholder waives any failure to meet such conditions) and elect to effect an Installment Conversion, we will convert the portion of the Installment Amount subject to such Installment Conversion into shares of our common stock at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price (as defined in the 2019 Convertible Notes). Notwithstanding anything in the applicable 2019 Convertible Note to the contrary, the aggregate Installment Amounts due with respect to a noteholder’s Series A Note and Series B Note may be allocated by such noteholder among the Series A Note and Series B Note as set forth in a written notice to us.

The noteholder may elect to defer an Installment Amount until a subsequent Installment Date selected by the noteholder. Pursuant to this right, the noteholders deferred the Installment Amounts for March 30, 2020 and April 15, 2020. In the event we elect to convert an Installment Amount, the noteholder may elect to accelerate the conversion of future Installment Amounts to the current Installment Date.

On the maturity date, which generally is September 30, 2021, but is subject to extension in certain limited circumstances, we will pay to the noteholder an amount in cash representing 115% of all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges, except to the extent such amount is paid as an installment in shares of our common stock as described above.

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Interest

Each 2019 Convertible Note accrues interest at the rate of 7.875% per annum, except that the Series B Note accrued interest at the rate of 3.0% per annum until the Investor Note was repaid. After the maturity date, interest will be payable bi-monthly on the 15th day and the last trading day of each month in shares of our common stock, subject to the satisfaction of customary equity conditions (including minimum price and volume thresholds), or otherwise (or at our option, in whole or in part), in cash. Such common stock, when issued, shall be issued at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price. During the period commencing on March 30, 2020 through the maturity date, interest will be payable by inclusion of such interest in the amounts to be converted or redeemed, as applicable, on the applicable Installment Date as described above. After the occurrence and during the continuance of an Event of Default (as defined in the 2019 Convertible Notes), the 2019 Convertible Notes will accrue interest at the rate of 18.0% per annum. See “—Events of Default” below.

Conversion

Each 2019 Convertible Note is convertible, at the option of the noteholder, into shares of our common stock at an initial conversion price of $1.60 per share. The conversion price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price. In connection with the occurrence of certain Events of Default, a noteholder will be entitled to convert all or any portion of a 2019 Convertible Note at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price.

For the purposes of this prospectus, we have estimated the number of shares of common stock that may ultimately be issued under the Series A Notes to be no greater than 9,295,510 shares. Applying the same assumptions used in such estimate to the Series B Notes, we estimate that the number of shares of common stock that may ultimately be issued under the Series B Notes to be no greater than 9,277,736 shares. However, the number of shares of common stock to be issued under the 2019 Convertible Notes may be substantially greater or less than such amounts, if the interest on the 2019 Convertible Notes is paid in shares of our common stock or the 2019 Convertible Notes are converted into shares of common stock in accordance with the installment conversion process, each as described above. In such cases the number of shares issued will be determined based on the then current market price (but not more than the fixed conversion price or less than the Floor Price). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that may be issued under the 2019 Convertible Notes.

Conversion Limitation and Exchange Cap

A noteholder will not have the right to convert any portion of a 2019 Convertible Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the 2019 Convertible Notes or otherwise pursuant to the terms of the 2019 Convertible Notes, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock as of November 1, 2019 or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching its obligations under the rules and regulations of Nasdaq.

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Events of Default

Each 2019 Convertible Note includes certain customary Events of Default, including, among other things, the breach of the financial covenant described in “—Covenants” below and the failure of Lishan Aklog, M.D., our Chairman and Chief Executive Officer, and Dennis McGrath, our President and Chief Financial Officer, to each serve as officers of ours.

In connection with an Event of Default, a noteholder may require us to redeem in cash any or all of a 2019 Convertible Note. The redemption price will equal 132.5% of the outstanding principal of the 2019 Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or (except in the case of certain Events of Default relating to bankruptcy) an amount equal to market value of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Note, if greater.

Change of Control

In connection with a Change of Control (as defined in the 2019 Convertible Notes), a noteholder may require us to redeem all or any portion of each 2019 Convertible Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the 2019 Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Notes, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Notes.

Subsequent Placement Optional Redemption

At any time after the earlier of the date a noteholder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement, subject to certain limited exceptions, the noteholder will have the right to have us redeem a portion of each 2019 Convertible Note not in excess of 50% of the net proceeds from such placement. The amount redeemed with respect to a noteholder’s Series A Note and Series B Note may be allocated by the noteholder among the Series A Note and the Series B Note as set forth in a written notice to us. If the noteholder is participating in any such placement, the noteholder may apply the redemption amount against the purchase price of the securities in such placement.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to a financial covenant that requires us to maintain available cash in the amount of $2,000,000 at the end of each fiscal quarter and a covenant that requires us to complete, by no later than June 30, 2020, a non-dilutive capital raise of a minimum of $9,000,000 in immediately available and unrestricted cash, by the sale of a portfolio asset, a direct financing within, or a merger or other fundamental transaction with respect to, a subsidiary, or a combination thereof, but not by an issuance of PAVmed’s securities.

Security Interest

The 2019 Convertible Notes are secured by a first priority security interest in all of our assets and the assets of our current and future Significant Subsidiaries (as defined in the SPA), which as of the closing date was solely Lucid, our majority owned subsidiary, as evidenced by an amended and restated security agreement, or the “Amended and Restated Security Agreement,” and an amended and restated guarantee by Lucid of the obligations underlying the 2019 Convertible Notes, or the “Amended and Restated Guaranty.”

Registration Rights

In connection with the Private Placement, we entered into the RRA with the investors. Pursuant to the RRA, we have granted certain registration rights to the investors. The RRA requires us to have a registration statement covering the resale of the common stock underlying the 2019 Convertible Notes declared effective by February 2, 2020. It also grants the investors customary “piggyback” registration rights. If the investors do not waive the requirement to have a registration statement declared effective as described above, or if certain other requirements relating to the availability of the Registration Statement and current public information are not met or waived, we will be required to pay certain Registration Delay Payments (as defined in the RRA) to the investors.

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Voting Agreement

In connection with the Private Placement, we also entered into voting agreements, or the “Voting Agreements,” each dated as of November 4, 2019, with certain of our stockholders, who hold approximately 12.0% of our common stock in the aggregate. Pursuant to the Voting Agreements, each stockholder agreed to vote the shares of our common stock now owned or hereafter acquired by him in favor of the Stockholder Resolutions.

Leak Out Agreement

In connection with the Private Placement, we also entered into an amended and restated leak-out agreement, dated as of November 4, 2019, or the “Amended and Restated Leak-Out Agreement,” with the investors. The Amended and Restated Leak-Out Agreement restricts sales of shares of our common stock issued pursuant to accelerations of any Installment Amount, or the “Restricted Securities,” on any trading day, if any such sale, together with all prior sales of Restricted Securities on such trading day, exceed 25% of the daily average composite trading volume of our common stock; provided that (i) any such sales of Restricted Securities at a price greater than or equal to 96% of the closing sale price as of the immediately preceding trading day shall not be included in such calculation and (ii) any other sales of shares of our common stock on such trading day (excluding any sales of Restricted Securities) shall not be included in such calculation.

Forms of the SPA, the 2019 Convertible Notes, the Amended and Restated Security Agreement, the Amended and Restated Guaranty, the RRA, the Voting Agreement and the Amended and Restated Leak-Out Agreement are incorporated as exhibits to the Registration Statement of which this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

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USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the 2019 Convertible Notes. For additional information regarding the issuance of the 2019 Convertible Notes, see “Private Placement of the 2019 Convertible Notes” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the 2019 Convertible Notes (or the underlying shares of common stock), and except as otherwise described in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders.

The second column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership before the offering, based on their respective ownership of shares of common stock, the 2018 Convertible Note and the 2019 Convertible Notes as of April 24, 2020, assuming conversion of the 2018 Convertible Note and the 2019 Convertible Notes, but taking account of the limitations on conversion set forth in the 2019 Convertible Notes.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the Series A Notes set forth therein. As a result of such limitations, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by the selling stockholders as of April 24, 2020. This prospectus covers the resale of 200% of the number of shares issuable upon conversion of the Series A Notes, assuming for purposes hereof that (x) the Series A Notes are convertible at $1.60 per share, the initial conversion price, and (y) interest on the Series A Notes accrues through September 30, 2021, without taking into account the limitations on the conversion of such note set forth in the Series A Notes. Because the conversion price of the notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership after the offering shares of common stock, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and assuming conversion of the 2018 Convertible Note and the Series B Notes, but taking account of the limitations on conversion set forth in the Series B Notes.

Under the terms of the 2019 Convertible Notes, a selling stockholder may not convert the notes to the extent (but only to the extent) such selling stockholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion, which we refer to as the “4.99% Blocker.” The number of shares in the second column reflects this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership				Shares	Beneficial Ownership
	Before Offering (1)				Offered	After Offering (1)
Selling Stockholder	Shares		Percent		Hereby	Shares		Percent
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(2)	2,342,449	(3)	4.99%	(3)	4,647,755	2,219,570	(3)	3.96	%(3)
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio C(2)	2,342,449	(4)	4.99%	(4)	4,647,755	2,187,500	(4)	3.90%

*	Less than 1%.

(1)	The percentages of ownership before the offering are calculated based on 44,600,411 shares outstanding as of April 24, 2020. The percentages of ownership after the offering assume the issuance of all of the shares underlying the Series A Notes that are offered for resale hereby, and the sale by each selling securityholder of all of the shares offered for resale hereby.

(2)	Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, or “Alto Opportunity Master Fund B,” previously purchased the 2018 Convertible from us pursuant to a securities purchase agreement dated as of December 27, 2018. Through April 24, 2020, Alto Opportunity Master Fund B had converted $7,700,000 of face value principal of the 2018 Convertible Note plus interest thereon into 9,816,011 shares of our common stock. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund B and to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio C, or “Alto Opportunity Master Fund C,” has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B and Alto Opportunity Master Fund C. Waqas Khatri is the managing member of Ayrton Capital LLC and in his capacity as director of Alto Opportunity Master Fund B and Alto Opportunity Master Fund C, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B and Alto Opportunity Master Fund C. Mr. Khatri disclaims any beneficial ownership of these shares. The address of Ayrton Capital, LLC is 222 Broadway, 19th Floor, New York, NY 10038.

(3)

The beneficial ownership of Alto Opportunity Master Fund B consists entirely of shares underlying the 2019 Convertible Notes and the 2018 Convertible Note. The amounts set forth in the table reflect the application of the 4.99% Blocker, and assume (i) the conversion of the 2018 Convertible Note in accordance with a conversion notice delivered on April 16, 2020, and (ii) the immediate conversion of the 2019 Convertible Notes at the initial conversion price.

Without giving effect to the 4.99% Blocker, and assuming that all interest and principal is paid in shares of our common stock on each Installment Date (and all interest prior to the first Installment Date is paid in cash), the maximum number of shares into which the 2019 Convertible Notes held by Alto Opportunity Master Fund B would be convertible would be approximately: (i) 4,643,312 shares of common stock, based on an assumed price of $1.60 per share, the initial conversion price under the 2019 Convertible Notes, and (ii) 41,273,880 shares of common stock, based on an assumed price of $0.18 per share, the Floor Price under the 2019 Convertible Notes.

We expect that the remaining face value principal of the 2018 Convertible Note plus interest thereon will be converted into approximately 32,070 shares of our common stock on April 30, 2020, pursuant to a conversion notice delivered on April 16, 2020.

(4)	The beneficial ownership of Alto Opportunity Master Fund C consists entirely of shares underlying the 2019 Convertible Notes. The amounts set forth in the table reflect the application of the 4.99% Blocker, and assume the immediate conversion of the notes at the initial conversion price. Without giving effect to the 4.99% Blocker, and assuming that all future interest and principal is paid in shares of our common stock on each Installment Date (and all interest prior to the first Installment Date is paid in cash), the maximum number of shares into which the 2019 Convertible Notes held by Alto Opportunity Master Fund C would be convertible would be approximately: (i) 4,643,312 shares of common stock, based on an assumed price of $1.60 per share, the initial conversion price under the 2019 Convertible Notes, and (ii) 41,273,880 shares of common stock, based on an assumed price of $0.18 per share, the Floor Price under the 2019 Convertible Notes.

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PLAN OF DISTRIBUTION

We are registering 9,295,510 shares of our common stock underlying the Series A Notes to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the Registration Statement.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $33,200 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the RRA or such selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the RRA or we may be entitled to contribution.

Once sold pursuant to this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller and its partners own warrants to purchase shares of our common stock, which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2019 and for the year then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph to our ability to continue as a going concern) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern) of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the shares offered hereby:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on April 14, 2020 (as amended on April 24, 2020);

●	our current report on Form 8-K filed with the SEC on January 13, 2020; and

●	our registration statement on Form 8-A filed on January 28, 2016, registering our common stock and Series W Warrants, and our registration statement on Form 8-A filed on April 5, 2018, registering our Series Z Warrants, under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., One Grand Central Place, Suite 4600, New York, New York 10165, telephone number (212) 949-4319.

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PAVMED INC.

9,295,510 SHARES OF COMMON STOCK

April 28, 2020

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.